Press Release

Contact:

John C. Stoddart
Shareholder Relations Officer
484-881-4141
john.stoddart@fnbchestercounty.com

                   First Chester County Corporation Announces
                             Second Quarter Results

First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County ("the Bank"), announced that net income for the three months ended June 30, 2001 was $1.300 million, a decrease of 13.6% compared to the three months ended June 30, 2000 net income of $1.505 million. Earnings per share were $0.30 a 9.9% decrease compared to $0.33 for the period ended June 30, 2000.


Income for the six-month period ended June 30, 2001 was $2.650 million, a decrease of 9.71% over the same period last year. Earnings per share for the six months ended June 30, 2001 were $0.60, a 7.7% decrease compared to $0.65 for the period ended June 30, 2000. These decreases are a direct result of 6 accelerated prime rate decreases in the first half of 2001, increased operating expenses related to the opening of two new branches, and continued technology spending to better serve our customers and offer the services they need and expect. One of these services, Bounce Protection(R), introduced in July, is a retail service expected to enhance non-interest income. Additional information on Bounce Protection(R) can be found in an upcoming press release.


As of June 30, 2001 total assets for First Chester County Corporation increased 4.1% to $552.5 million compared to $531.0 million for the quarter ended June 30, 2000 and the Financial Management Services' assets (FMS) under management and custody increased 5.4% to $456.5 million at June 30, 2001. The FMS increases are a result of new business development efforts, partially offset by stock market valuation declines.


First National Bank of Chester County's branches are located in West Chester, Lionville, Exton, Frazer, and Kennett Square. These branch locations and our plan for new branches is part of our commitment to re-invest in Chester County. First Chester County Corporation common stock is traded in the over-the-counter market under the symbol of "FCEC."


This release contains certain  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements are reasonable. However, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to disclaim future events and developments.

               First Chester County Corporation, parent company of
                    The First National Bank of Chester County
                                   (unaudited)


(Dollars in thousands, except per share data)


SELECTED FINANCIAL DATA                           JUNE 30,                   DECEMBER 31,
                                         2001                2000                2000
                                      -----------------------------          ------------

Assets                                $ 552,522           $ 530,968           $ 550,689
Gross Loans                             415,931             378,389             406,889
Investment Securities                    88,474             108,357              94,195
Deposits                                480,300             461,296             471,490
Shareholders Equity                      44,381              39,549              43,012
FMS Assets                              456,500             433,300             455,200



STATEMENT OF INCOME                      THREE MONTHS ENDED JUNE 30,              SIX MONTHS ENDED JUNE 30,
                                       -----------------------------         ------------------------------
                                          2001               2000                2001                2000
                                       --------           ---------          ----------          ----------

Interest Income                       $   9,887           $   9,790          $   19,989          $   19,344
Interest Expense                          4,114               4,102               8,485               8,030
                                       --------            --------           ---------           ---------
Net Interest Income                       5,773               5,688              11,504              11,314

Provision For Loan Loss                     135                 177                 370                 467
                                       --------            --------           ---------           ---------
Net Interest Income After
  Provision For Loan Loss                 5,638               5,511              11,134              10,847

Non-Interest Income                       1,469               1,396               3,060               2,734
Non-Interest Expense                      5,311               4,857              10,552               9,534
                                       --------            --------           ---------           ---------
Income Before Taxes                       1,796               2,050               3,642               4,047

Income Taxes                                496                 545                 992               1,112
                                       --------            --------           ---------           ---------
Net Income                            $   1,300           $   1,505          $    2,650          $    2,935
                                       ========            ========           =========           =========